INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-16903 and 333-56585 of New Horizons Worldwide, Inc. on Form S-8 of our report dated February 23, 2001, appearing in this Annual Report on Form 10-K of New Horizons Worldwide, Inc. for the year ended December 31, 2000.

/s/ Deloitte & Touche

DELOITTE & TOUCHE LLP

Costa Mesa, California

March 26, 2001